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                                    FORM OF

                       PROMISE TO GRANT STOCK OPTION(S)

TO: _________________________________                     Number of Replacement
         (Name of Employee)                                     Options:

   In exchange for your agreement to cancel one or more stock options having an exercise price of at least $23.00 per share ("eligible option(s)") granted to you by MGM MIRAGE, subject to the terms and conditions of the offer (as defined below), MGM MIRAGE hereby promises to grant you a stock option or options, as applicable, covering the number of shares of MGM MIRAGE's common stock specified above (the "replacement options"). MGM MIRAGE will grant the replacement options no earlier than June 13, 2002. The exercise price of each replacement option will be the closing price of MGM MIRAGE's common stock on the New York Stock Exchange on the date of the grant. Each replacement option will vest according to the same vesting schedule as the eligible option it replaces.

   This promise is subject to the terms and conditions of the offer to exchange dated November 13, 2001, the letter from J. Terrence Lanni, Chairman of the Board and Chief Executive Officer of MGM MIRAGE, dated November 13, 2001, and the election form previously completed and submitted by you to MGM MIRAGE, all of which are incorporated herein by reference and together, as they may be amended from time to time, constitute the "offer." The documents referred to herein reflect the entire agreement between you and MGM MIRAGE with respect to this transaction. This promise may only be amended by means of a writing signed by you and a duly authorized officer of MGM MIRAGE. As soon as practicable following the grant of the replacement options, MGM MIRAGE will deliver to you a duly executed option agreement reflecting the foregoing. The agreement will contain an acknowledgement to the effect that the option agreement(s) with respect to the cancelled option(s) is of no further force or effect, effective as of the expiration date of the offer.

                                          MGM MIRAGE

Date: _______________________________     By: _________________________________
                                          Name: _______________________________
                                          Title: ______________________________